Exhibit 10.16

PROPERTY MANAGEMENT AND LEASING AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the 16th day of August, 2013 (the “Effective Date”), by and between CHP LINCOLN PLAZA AZ MOB OWNER, LLC, a Delaware limited liability company (“Owner”), and HOLLADAY PROPERTY SERVICES MIDWEST, INC., an Indiana corporation doing business as Holladay Property Services (“Manager”).

RECITALS:

A. Owner holds a ground lease interests in certain real property known located at John C. Lincoln Medical Plazas I and II at 9225 and 9327 North Third Street in Phoenix, Arizona and more particularly described in Exhibit A attached hereto and by this reference incorporated herein (the “Property”)

B. Owner desires to retain Manager as property manager for the Property.

C. Manager desires to be property manager for the Property.

D. Owner and Manager desire to set forth the understandings and agreements between them with respect to the services to be performed by Manager, the compensation to be paid to Manager and other matters relating thereto.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration and the compensation to be paid as set forth herein, Manager and Owner agree for themselves and their respective successors and assigns as follows:

1.	APPOINTMENT OF MANAGER

Owner appoints and employs Manager as Owner’s sole and exclusive agent for the purposes of leasing, managing and operating the Property, all in accordance with this Agreement, and Manager accepts such appointment in accordance with this Agreement.

2.	TERM OF AGREEMENT

(a) The initial term of this Agreement shall commence with respect to the Property on the Effective Date (the “Commencement Date”) and shall end on the anniversary of the Commencement Date (the “Initial Term”). Manager shall begin performing its duties under this Agreement on the Commencement Date. Unless this Agreement is terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the Initial Term or any Extended Term, the term of this Agreement shall automatically renew and continue in force after the expiration of the Initial Term or any successive term hereunder, upon the same conditions set forth herein, for a successive term or terms, each one (1) year in duration (each an “Extended Term”). “Term”, “term of this Agreement”, or any other similar phrases used in this Agreement, shall be deemed to include, unless otherwise provided, the Initial Term and each Extended Term, and any other renewals or extensions of this Agreement.

3.	SERVICES TO BE PROVIDED BY MANAGER AND MANAGER’S RESPONSIBILITIES

3.1	General Responsibility.

Manager, on behalf of Owner, shall lease, rent, manage, operate and maintain the Property in accordance with the terms of this Agreement and the “MOB Policies” (as defined in Section 24) and in accordance with the management plans, budgets and benchmark standards established by Owner, and Manager shall comply with, implement or cause to be implemented the decisions and instructions of Owner with respect to the Property.

3.2	Intentionally Omitted.

3.3	Compliance with Laws.

(a) Manager shall keep informed of applicable laws, ordinances, regulations, rules and orders applicable to Manager in the performance of its responsibilities and services, and Manager agrees that it shall comply with applicable laws in performing services pursuant to this Agreement.

(b) To the extent permitted under the approved “Operating Budget” (as defined in Section 3.5 hereof) for each calendar year and, when not so permitted, following written authorization from Owner, Manager shall promptly remedy any violation of any law, ordinance, rule, regulation or order relating to the use, operation, repair and maintenance of the Property, except in cases where Owner has notified Manager in writing of its contest of or its intention to contest such law, ordinance, rule, regulation or order.

(c) Manager shall make recommendations concerning, and assist in the initiation of, property tax appeals with respect to the Property on an as needed basis.

3.4	Compliance with Agreements.

Manager covenants and agrees to perform all of the obligations and duties to be performed under this Agreement and under all leases, agreements, instruments or documents (including, without limitation, ground leases, leases, mortgages, deeds of trust, covenants, conditions, restrictions, easements and other Encumbrances) affecting the Property (collectively, the “Property Documents”) and comply with all terms and conditions contained in any such Property Documents, subject to Owner providing copies of such Property Documents to Manager.

3.5	Budgets.

3.5.1	Approved Budgets.

(a) By not later than August 31, 2013, and thereafter at least 120 days prior to the beginning of each fiscal year of Owner (which ends on December 31st of each year) (“Fiscal Year”), Manager shall prepare and submit to Owner for approval the following:

(i) Operating Budget. An annual budget for operating, repairing, maintaining, marketing, and where applicable, the promoting and leasing of the Property, including projection of monthly income with respect to the Property and disbursements with respect to Property Expenses for the forthcoming Fiscal Year in such format as prescribed in writing by Owner (an “Operating Budget”). The Operating Budget shall be accompanied by a listing, by name, position, function and the amount of time devoted to the Property of the “On-Site Employees” (as defined in Section 3.11 hereof) of employees of Manager who will perform duties in connection with the performance of this Agreement.

(ii) Capital Budget. An annual budget and projection of capital or extraordinary expenditures for the forthcoming Fiscal Year for the Property in such format as is prescribed in writing by Owner (the “Capital Budget”).

(b) Until an Operating Budget and a Capital Budget have been approved in writing by Owner, Manager shall not incur or otherwise expend funds in excess of the amounts set forth on the approved Operating Budget and Capital Budget for the immediately preceding year, if any. Notwithstanding any provision of this Agreement seemingly to the contrary, Manager shall comply with such approval policies, processes, and procedures as Owner may from time to time impose or require as a prerequisite to making an expenditure, even if the expenditure is included in the Approved Budgets.

3.5.2	Compliance with Operating Budgets.

Manager shall keep aggregated expenditures to the extent particular expenditures are reasonably controllable by Manager, within the Operating Budget. Manager shall obtain the prior written approval of Owner for any expenditure that will result in (a) an excess of the greater of (i) five percent (5%) for any single expense category or line item, or (ii) $5,000.00; or (b) the total expense budget of the Operating Budget for the Property to be exceeded by more than four percent (4%) of the total expense budget of current year’s Operating Budget, except for emergency expenditures.

3.6	Leasing and Tenants.

3.6.3	Standard Business and Lease Terms.

Manager shall annually prepare for the Property in accordance with the instructions, policies and procedures set forth in the MOB Policies (or, if applicable, with instructions otherwise provided by Owner to Manager via electronic mail or other writing), the standard business and lease terms to be used for the “Space Leases” (as defined in Section 3.6.4) in order to ensure that the rent, operating expenses and other sums payable under such Space Leases are consistent with fair market value (as determined without taking into account the value of any referrals made between the parties to such lease), and in order to ensure that the terms of such Space Leases are commercially reasonable. The standard business and lease terms for the Property prepared by Manager shall be based in part on the most current Market Rent Survey (as defined herein) prepared by Manager and shall set forth for the Property such terms as Owner may reasonably request. The standard business and lease terms approved by Owner for the

Property in accordance with the MOB Policies shall be referred to herein as the “Standard Business and Lease Terms” for the Property. Manager will maintain a permanent file of all the Standard Business and Lease Terms for the Property.

3.6.4	Leasing.

Manager shall provide marketing and leasing services as described in Section 3.6.2(a) below (using its best efforts to lease as much space as possible as expeditiously as possible to creditworthy tenants, and on lease terms, acceptable to Owner) and, at Owner’s option exercised from time to time by the written request of Owner, tenant improvement work services as described in Section 3.6.4(b) below with respect to the Property. Manager shall commence the provision of tenant improvement work services on the date specified in the request.

(b) Marketing and Leasing. Manager shall perform the following services in connection with the marketing and leasing of the Property:

(i) Advertise (or cause to be advertised) for rent or lease, those parts of the Property available for rent, subject to Owner’s prior approval of the form, content, time and placement location of each advertisement.

(ii) Solicit, negotiate, and cause to be prepared new leases of space in the Property as well as renewals or extensions of leases (“Space Leases”) in accordance with the following requirements:

(1) Manager shall use its best efforts to ensure that the Space Leases contain rental rates that are at the highest possible rental rate consistent with the then current general state of the commercial real estate market in the area in which the Property is located.

(2) Unless otherwise approved in accordance with this Agreement, all Space Leases (A) shall be on Owner’s standard form of lease/rental agreement as prescribed by Owner from time to time (the “Standard Lease Forms”); (B) shall be in conformity with the then current Standard Business and Lease Terms; and (C) shall comply with the “Referral Source Lease Requirements” (as defined below) if the Space Lease is to a physician tenant or other referral source. “Referral Source Lease Requirements” shall mean the requirements that all leases to physician tenants or other referral sources must be in writing, and shall provide for rental payments that are not less than the fair market rental value of the premises leased, provide for a lease term not less than one year, cover no more space than is reasonably necessary for the legitimate business use and purposes of the tenant, provide for a pass through of a prorata share of operating expenses and shall otherwise be on commercially reasonable terms.

(3) All Space Leases will be reviewed and, subject to Owner’s approval of such Space Leases in Owner’s sole and absolute discretion, executed by an authorized officer of Owner.

(4) Prior to preparation of any Space Lease, Manager shall submit to Owner a completed space lease proposal in the form then prescribed by the MOB Policies, and Manager shall have received a copy of such completed form signed by all parties whose approval is required pursuant to the MOB Policies. All Space Leases shall be prepared by Manager in accordance with the approved space lease proposal.

(5) The leasing commissions to be paid to Manager by Owner for leases with new tenants and lease renewals or extensions are set forth in Exhibit B.

(c) Tenant Improvement Work. Manager agrees, upon execution of a Space Lease, to coordinate all tenant improvement work contemplated by such Space Leases, and if requested by Owner, Manager agrees to manage the design and construction of all tenant improvement work in accordance with Exhibit C. Manager also agrees to plan and coordinate the move-in and move-out of tenants. Owner shall pay Manager for its management services in the design and construction of all tenant improvement work the fee set forth in Exhibit B. Manager shall not take or fail to take any action in connection with the build-out of tenant space in the Property which would cause any of the Property to be in violation of any fire, health, safety or building codes, laws, ordinances, rules or regulations governing the Property.

3.6.5	Tenant Relations.

Manager agrees to perform, at a minimum, all of the following services in connection with tenant relations.

(d) Bill and collect, on behalf of Owner, all rents and other charges due from the tenants in accordance with 3.6.6(a).

(e) Perform all delegable duties of the landlord under each Space Lease so that each Space Lease remains in full force and effect and so that no claim of default is made against Owner as landlord.

(f) Exercise its best efforts to ensure full performance by tenants of all of their obligations, periodically inspect the Property as reasonably necessary or desirable, and, where appropriate, make demands on any tenants who have not performed such obligations to do so.

(g) Submit, quarterly (or more often, if Owner so requests), Property inspection reports on forms provided by Owner.

(h) Upon termination of Space Leases, inspect the premises and, if appropriate and applicable, refund the security deposits of the tenant.

(i) Notify all tenants of all rules, regulations and notices as may be promulgated by Owner, governing bodies and insurance carriers.

(j) Use best efforts to enforce compliance with the rules and regulations of Owner, governing bodies, insurance carriers and association rules applicable to tenants and the Property.

Manager shall not knowingly permit the use of the Property for any purposes except for uses permitted pursuant to the applicable Space Lease. Manager agrees not to knowingly permit the use of the Property for any purpose that might void any policy of insurance or that might render any loss under the insurance policy uncollectible or that would violate any governmental restriction.

(k) Maintain businesslike relations with tenants, receive requests, complaints and the like from tenants, respond and act upon the foregoing in reasonable fashion.

(l) Maintain, for Owner’s inspection, a record of the action taken with respect to all of the foregoing.

3.6.6	Rent Collection and Operating Costs.

(m) On behalf of Owner, Manager shall bill all rents, deposits, operating costs reimbursements, fees and other sums and charges due from the tenants of the Property and Manager shall use its best efforts to collect all rents, deposits, operating costs reimbursements, fees and other sums and charges due from the tenants of the Property or otherwise payable with respect to the Property. Manager shall not commingle any of the receipts or revenues from the Property with Manager’s own funds or funds from any property not subject to this Agreement. Manager shall collect and identify any income due Owner from miscellaneous services provided to tenants or the public including, but not limited to, parking income, tenant storage and coin operated machines of all types. All monies so collected shall be deposited as provided in Section 7.

(n) Manager shall calculate the amount of operating costs and expenses for the Property so as to determine the amount thereof payable by the tenants under the Space Leases for the Property. Furthermore, Manager shall review each Space Lease to determine if all categories of permitted operating costs under such Space Lease are being charged to the tenant under such Space Lease and Manager shall notify Owner in writing of any material deviation between the amount of operating costs charged to a tenant and the amount permitted to be charged under the Space Lease.

(o) Manager shall calculate the amount of any periodic rent adjustment under each Space Lease and shall notify the tenant under such Space Lease and Owner of the amount of any such adjustment not less than ten (10) days prior to the effective date of such adjustment, but in any event, upon such advance notice as may be required pursuant to the terms of such Space Lease.

3.6.7	Tenant Defaults.

Manager shall not terminate any Tenant Lease or other occupancy agreement, lock out any tenant or occupant, utilize a collection agency, institute any suit for rent or for use and occupancy, or proceedings for recovery of possession, without the prior written approval of Owner. In connection with such suits or proceedings, only legal counsel designated by Owner shall be used. All legal expenses incurred in bringing and prosecuting such approved suit or proceeding shall be approved by Owner prior to payment by Manager. Manager shall not write off any income items without Owner’s prior written approval.

3.6.8	Rent Payment Histories.

Manager shall maintain timely and accurate payment history data in Owner’s accounting database from which Owner can obtain information regarding all past due or delinquent payments of rent, deposits, operating costs reimbursements, fees and other sums and charges payable with respect to the Property.

3.7	Inspections, Maintenance and Repairs.

3.7.9	Property Inspections.

Manager shall inspect the Property as frequently as Manager determines appropriate, but in no event less frequently than quarterly. In conducting its inspections, Manager shall follow an inspection checklist approved in writing by Owner. Manager shall provide Owner a written report of inspection results within ten (10) days after each inspection is completed, or sooner if conditions (such as the existence of any condition which would reasonably be expected to result to harm or injury to any person or property) so warrant.

3.7.10	Repairs.

Manager shall keep the Property and all parts thereof in a clean and presentable condition. Manager shall attend to and supervise all ordinary and extraordinary repairs, decorations, replacements, additions, alterations and landscaping necessary or advisable for the proper and safe operation of the Property, perform Owner’s obligations under any lease or agreement and comply with all governmental or insurance requirements applicable to Owner, all of which however shall be subject to the limits of the approved Operating Budget (provided, however, that Manager shall promptly notify Owner if Manager is unable to fulfill any of the foregoing functions because of any such budgetary limitations). All work performed pursuant to this Section shall be done in a good and workmanlike manner using building materials in conformity with the standards established by Owner. Manager is responsible for the making and supervision of all ordinary and extraordinary repairs, decorations and alterations; however, no single expenditure made for these purposes shall exceed $10,000 without prior written approval of Owner. The foregoing notwithstanding, even though Owner has approved the Property’s annual Operating Budget, Owner still has an additional right of approval with respect to individual expenditures exceeding this limit.

3.7.11	Emergency.

In the event maintenance or repairs are immediately necessary for the preservation and safety of the Property or persons thereon, or to avoid the suspension of any essential service to the Property, or to avoid harm, danger or loss to life, limb or property, Manager shall immediately perform such maintenance or repair and may make expenditures for such emergency repairs which exceed the amount set forth in Section 3.7.10 without prior written approval of Owner. Manager, however, must inform Owner of any such expenditures and the reasons therefor before the close of the next business day. If Owner does not in good faith deem such expenditures reasonable, Manager shall be responsible for any cost in excess of Owner’s good faith determination of a reasonable cost for such emergency repairs.

3.7.12	Capital Expenditures.

The Capital Budget shall not constitute an authorization by Owner for Manager to expend any money. All capital expenditures must be specifically authorized in writing by Owner. With respect to the purchase and installation of major items of new or replacement equipment (including, without limitation, elevators, HVAC, appliances, furniture and furnishings or floor coverings, etc.), Manager shall comply in all regards with Owner’s capital asset policies set forth in the MOB Policies, as such may be updated by Owner from time to time.

3.8	Service Contracts.

3.8.13	Service Contracts.

Manager shall contract for all labor, materials and services required for the management, operation and upkeep of the Property in Manager’s own name, or, if Manager so elects by written notice to Owner, in Owner’s name. If Owner prefers to sign all such contracts, Manager shall negotiate such contracts and present them to Owner for execution. Unless otherwise directed by Owner in an electronic mail, the MOB Policies, or other writing, Manager shall submit for competitive bidding all contracts for services to the Property which (a) call for the payments of more than $1,500 per month for a period of more than six (6) months; (b) call for a single payment of more than $5,000; or (c) have a total contract sum more than $10,000. All contracts for labor, materials and services must be submitted to Owner for approval. If Manager obtains any volume discounts because of its purchasing power, Manager shall pass the benefit of such discounts on to Owner. Manager shall not enter into any contract with officers, employees, shareholders or Affiliates of Manager or anyone related to such employees, officers or affiliates without Owner’s prior written consent in accordance with Section 15. None of the following shall be vendors or contractors: (i) the directors, officers or employees of Owner or (ii) any family member of any such director, officer or employee. As used herein, “family member” means parent, spouse, child, brother or sister. Manager shall not enter into any contract with any Affiliate of Manager unless such contract has been competitively bid, and the bid of Manager’s Affiliate was the lowest bid; such Affiliate is capable of performing the contracted services; and Manager has complied with Section 15 with regard to such contract. Each service contract shall:

(b) be in the name of Manager or Owner, as applicable;

(c) if not in Owner’s name, be assignable, at Owner’s option, to Owner or Owner’s nominee;

(d) be for a term of not more than 12 months;

(e) include a provision for cancellation thereof by Owner or Manager upon not less than 30 days written notice;

(f) will require that the contractor/vendor provide evidence of insurance that satisfies Section 4.1 below;

(g) set forth the contractor’s tax ID number;

(h) if obtainable through reasonable best efforts, include the vendor’s agreement to indemnify and defend (through counsel acceptable to Owner or Manager as the case may be) Manager, and Owner and its Affiliates against any claims or liabilities arising out of or alleged to arise out of, or connected with, any negligent acts or omissions of such contractor/vendor or against liens arising in connection with the contractor/vendor’s work; and

(i) provide that the contractor’s or vendor’s insurance shall be primary as to the insurance of Owner and Manager with respect to any claims or liabilities arising out of or alleged to arise out of, or connected with, any acts or omissions of such contractor or vendor.

3.8.14	Service Providers/Competitive Bidding.

(b) Throughout the term of this Agreement and any extensions, Owner may provide Manager with current lists of approved vendors of certain services in the geographical area in which the Property is located. If such lists are provided, Manager shall use those vendors unless otherwise directed by Owner in writing. Notwithstanding that such lists of approved vendors are provided to Manager by Owner, Manager shall competitively bid such services as required by this Agreement, and notify Owner if such services may be obtained from non-approved vendors more cost-effectively. If Owner requires Manager to contract with an approved vendor despite the higher fees charged by such vendor and such higher charge results in an expenditure in excess of the agreed upon percentage of the annual budgeted amount in any accounting category of the Operating Budget (pursuant to Section 3.5.1), such excess expenditure shall be considered approved by Owner. Nothing in this Section, however, shall be construed as relieving Manager of its obligation to negotiate the most cost beneficial contract possible with any vendor designated by Owner. If Owner has not designated a vendor, Manager must provide the best value for performance of these services through sealed competitive bidding or negotiation as required by this Agreement.

(c) If this Agreement terminates as provided for herein, Manager shall, at Owner’s option, assign to Owner or to Owner’s nominee all service agreements pertaining to the Property.

3.9	Property Information Package.

Upon request by Owner from time to time, Manager shall assist Owner in preparing a property information package for the Property, to be used by Owner for any purpose including, but not limited to, the sale of the Property. The property information package shall consist of those items set forth on Exhibit D attached hereto requested by Owner.

3.10	Strategic Advisory Services and Surveys/Polls.

If requested by Owner, Manager shall provide recommendations to Owner concerning the development of, and shall assist Owner in developing, annual strategic plans in connection with the Property. Manager shall coordinate the implementation of the annual strategic plans at the Property. If requested by Owner, Manager shall participate in and cause its employees to participate in meetings, trainings and property manager surveys or polls conducted by Owner. If requested by Owner, Manager shall administer, distribute, coordinate and collect responses to tenant surveys or polls conducted by Owner.

3.11	Manager’s Employees.

3.11.15	Supervision.

Manager shall hire, employ, pay and supervise all of Manager’s employees who deal with the Property, and if required by Owner, a manager for on-site supervision and management of the Property. Manager must at all times enforce strict discipline and good order among its personnel and other agents. Manager shall be responsible for the hiring and retention and termination of all employees relating to management of the Property.

3.11.16	Employees/Independent Contractor; Use of Owner’s Employees.

(b) Manager shall employ at all times a sufficient number of capable employees to enable it to properly, adequately, safely and economically lease, manage, operate, maintain and account for the Property. All matters pertaining to the employment, supervision, compensation, promotion and discharge of these employees are the responsibility of, and shall be determined by Manager, which shall be in all respects the employer of these employees. Manager represents that it is and will continue to be an equal opportunity employer and shall advertise itself as such. This Agreement is not one of employment of the Manager by Owner, but one with the Manager engaged independently in the business of managing commercial Property on Manager’s own behalf as an independent contractor. All employment arrangements are therefore between Manager and its employees.

(c) Manager must comply with all applicable laws and regulations and contracts including, without limitation, those concerning worker’s compensation, social security, unemployment insurance, working conditions, hiring, termination, equal employment, hours of work, rates and payment of compensation, and the payment, reporting, collection and withholding of all taxes and similar contributions, the Immigration Reform and Control Act of 1986, and other employer/employee related matters. Manager will negotiate with any union lawfully entitled to represent its employees and may execute solely in its own name, and not as agent for Owner, collective bargaining agreements or labor contracts resulting therefrom. If any negotiations will impact the Property, all such negotiations must be disclosed to Owner in writing as soon as is reasonably practical identifying the potential impact to the Property and shall be subject to the approval of Owner, in Owner’s sole and absolute discretion. Manager agrees not to participate in or encourage any cessation of the services which may occur as a result of any labor dispute; however, Manager may participate in lawful negotiations. Owner and its Affiliates may award contracts and employ labor without regard to whether other contractors or laborers are members or non-members of any labor organization. Manager shall use reasonable best efforts to ensure that no dispute between it and any labor organization will occur or be manifested at or near the Property. Manager agrees to use reasonable good faith efforts to employ personnel and other agents who will work at all times in harmony with personnel of Owner and its Affiliates and their respective contractors and agents.

3.11.17	Schedule of Employees.

Manager shall provide for the Property a schedule of the number, job classification and identity of the employees of Manager in the form set forth in Exhibit E attached (the “Employee Schedule”) to be employed in the direct management, operation or maintenance of the Property who shall include, but not be limited to, those employees of Manager whose salaries may, from time to time, be charged prorata to the Property for direct management, operation and maintenance services rendered at the Property less than full time. This Schedule will include:

(b) the number of employees and their title and salary range; and

(c) shall also indicate which employees are bonded or are covered under the Manager's commercial crime insurance policy.

Employees whose salaries are eligible to be charged prorata shall be: (i) “on site” employees who work or provide management, operation or maintenance services at the Property on a full time or part time basis (“On-Site Employees”); and (ii) employees who do not work “on site” at the Property, but who work exclusively in providing management, operation or maintenance services for the Property which have been approved in writing by Owner's authorized representative as a reimbursable expense (“Off-Site Reimbursable Employees”). Employees whose salaries may not be charged prorata or otherwise include, but are not limited to, general management, administrative and clerical personnel, accountants, auditors and property managers not providing services at the Property on a full time or part time basis, and all other employees of Manager who are not On-Site Employees or Off-Site Reimbursable Employees. Manager shall revise the Employee Schedule annually in connection with the preparation of the Operating Budget for the following year.

3.12	Protection of REIT Status.

Manager acknowledges that CNL Healthcare Properties, Inc., a Maryland corporation (“CNL REIT”) and an indirect owner of Owner, has elected to be treated as a real estate investment trust (a “REIT”) within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and Manager agrees that without the prior written consent of Owner (which may be given or withheld in Owner’s sole discretion), it will not (a) accept, or cause or allow to be earned, any rents or license fees or other amounts to be paid by a tenant or occupant at the Property that would be based, in whole or in part, on the income or profits derived by the business activities of such tenant or occupant, (b) furnish or render any services to a tenant or occupant at the Property other than services customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic market in which the Property is located, (c) lease or license space to any person in which Owner or CNL REIT owns a ten percent (10%) or greater interest, directly or indirectly (by applying the constructive ownership rules set forth in Section 856(d)(5) of the Code), or (d) accept, or cause or allow to be earned, any payments or other amounts which would fail to qualify as “rents from real property” as described in Section 856(d) of the Code. Accordingly, Manager shall not provide any services giving rise to such non qualifying income and shall not provide or allow to be provided by others any new services related to the Property without the prior written consent of Owner, which consent may be withheld in Owner’s sole discretion. In the event Owner consents to the provision of any non-customary services by Manager to any tenant or licensee of the Property, such services shall be provided by Manager at competitive rates and for its own account and neither Owner nor CNL REIT, directly or indirectly, shall participate in the collection of or share in the revenues or profits derived from such services. Without limiting the generality of the foregoing, with respect to any of the services to be rendered by Manager for the Property, Manager agrees that it will not enter into any subcontract with or otherwise engage the services of any person from whom Owner or CNL REIT, directly or indirectly, derives any revenue (including, for example, from a tenant of the Property), without the prior written consent of Owner. Manager further represents and warrants that neither Owner nor CNL REIT, directly or indirectly, derives any revenue from Manager, except for rent paid by Manager to occupy Management Space to manage the Property, which space shall be used solely for the management of the Property.

3.13	Transition Services.

By not later than ninety (90) days after the Effective Date, Manager shall perform and complete the “Transition Services” for the Property as described in Exhibit F attached hereto in order to achieve the transition of management of the Property to Manager. Manager shall be entitled to receive an additional fee for providing Transition Services in the amount of $1,000.00.

4.	INSURANCE

4.1	Insurance.

Owner and Manager shall procure and maintain (as further described herein) upon commencement of Manager’s services under this Agreement, as an Property Expense and subject to Owner’s approval, all insurance policies and requirements as provided in Exhibit H to this

Agreement. The carrier, total insurable values, and the various coverage types and limits of each policy of insurance must be acceptable to Owner in its sole and commercially reasonable discretion. Manager (and its officers, directors, employees and agents) shall be designated as a named insured under each insurance policy procured by Manager. All of Owner’s policies will include waivers of all rights of subrogation against Manager for any and all property damage that may occur on or with respect to the Property from whatever cause except for such claims arising out of Manager’s gross negligence or willful misconduct. Such policies, with the exception of Workers’ Compensation, Employer’s Liability, Employee Dishonesty/Crime, Professional Liability and Employment Practices Liability, shall name Owner as an additional insured and Owner shall be a named insured and loss payee under any required Property Insurance coverages. All deductibles, legal settlements and any other costs related to claims under the insurance policies required herein shall be Property Expenses. Upon thirty (30) days prior written notice to Manager, or immediately upon Manager’s failure to procure the required insurance in accordance with this Agreement, Owner may elect, in its sole discretion, to procure and maintain as a Property Expense, any of the insurance policies required and set forth under Exhibit H, except for Manager’s Workers’ Compensation and Employer’s Liability insurance policies. In the event Owner elects to procure directly any of the required insurance policies, then Owner shall be the named insured under each policy and Manager shall be included as a named insured or additional insured as appropriate in Owner’s sole discretion.

4.2	Safe Workplace.

Manager agrees to provide a safe and healthful workplace as required by applicable law. Manager shall conduct its work in compliance with the requirements of all federal, state and local regulatory entities, including but not limited to the Occupational Safety and Health Administration and the Environmental Protection Agency.

4.3	Waiver of Liability/Subrogation.

Notwithstanding any provision of this Agreement to the contrary, each party hereto hereby waives any and every claim which arises or may arise in its favor and against the other party hereto during the Term for any and all loss of, or damage to, any of its property located within or upon, or constituting a part of, the Property, which loss or damage is covered by valid and collectible property insurance policies, to the extent that such loss or damage is recoverable under such policies. Said mutual waiver shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Agreement with respect to any loss or damage to property of the parties hereto.

5.	FINANCIAL REPORTING AND RECORD KEEPING

5.1	Books of Accounts.

Manager agrees to maintain, at the address set forth in Section 17 of this Agreement, or such other place or places as Owner may approve in advance and in writing, a comprehensive system of office records, books and accounts, including, without limitation, copies of all reports prepared pursuant to Sections 3 and 5, and any additional information or records required by Owner, including such records and information required for the preparation of federal, state and local tax returns, all in a manner reasonably satisfactory to Owner. Manager shall prepare all tax filings and returns relating to sales taxes, all taxes relating to real or personal property, and taxes payable in connection with gross margins or revenues, all to the extent relating to the Property. Manager, however, shall not be responsible for preparation of Owner’s income or franchise tax returns. All entries must be supported by sufficient documentation to show that such entries are properly and accurately recorded to the Property. Owner and others designated by Owner, including Owner’s auditors and accountants, shall have at all times access to and the right to audit in accordance with Section 6 and make copies of such records, accounts and books and all vouchers, files, and all other material pertaining to the Property and this Agreement, all of which Manager shall keep safe, available, and separate from any records not relating to the Property. Manager shall exercise sufficient control over accounting and financial transactions as is reasonably required to protect Owner’s and its Affiliates’ assets from theft, error or fraudulent activity on the part of Manager’s associates or employees. Losses arising from such instances shall be borne by Manager and shall include, but not be limited to:

(a) Theft of assets by Manager’s agents or employees;

(b) Penalties, interest, or loss of vendor discounts due to delay in payment of invoices, bills or other like charges, provided that there are sufficient funds in the Operating Account to pay the invoices, bills or other like charges; provided that all required authorizations and approvals have been received by Manager.

(c) Overpayment or duplicate payment of invoices arising from either fraud or error of Manager or any of its officers or employees, but only to the extent that such overpayments or duplicate payments are not recovered;

(d) Overpayment of labor costs arising from either fraud or error of Manager or any of its officers or employees;

(e) A sum equal to the value of any form of payment from contractors or vendors to Manager’s employees or agents arising from the purchase of goods or services for the Property; and

(f) Unauthorized use of the Property or facilities by Manager’s employees or agents.

5.2	Account Classification.

Manager shall adopt Owner’s system of classification of accounting entries.

5.3	Monthly Reports.

By the fifth (5th) day of each month, or such other date as Owner may specify in writing, Manager shall prepare and deliver to Owner a monthly financial report (the “Monthly Report”) for the Property in form and content acceptable to Owner in its sole discretion. The Monthly Report shall include the following:

•	Rent Roll which reconciles to the rental income per the statement of operation

•	Income Statement

•	Balance Sheet (trial balance sheet to be provided in Excel format)

•	Re-Forecast Cash Flow through Year End

•	Check Register

•	Listing of capital expenditures with the amount spent in the current month and to date versus budget together with supporting documentation for such expenditures

•	FAS 13 (straight line rent) schedules.

•

Budget comparison to actual expenditures, including capital expenditures, with variance explanations for any variance greater than plus or minus (i) Ten Thousand Dollars ($10,000) or (ii) ten percent (10%) of any expense category line item in the annual budget.

•	Accounts payable and accrued expenses schedules.

•	Real estate tax and insurance schedules reconciling to the general ledger

•	Aged delinquency reports reconciling to the general ledger along with comments on balances greater than 90 days old and any significant balances.

•	Security deposit listing reconciling to the general ledger.

•	Management fee calculation schedule or any other payment made directly to the Manager.

•	Listing of capital expenditures with the amount spent in the current month and to date versus budget.

•	Narrative on the performance of the Property and any significant activities including, but not limited to, litigation.

•	Bank reconciliations and supporting documents.

5.4	Annual Market Rent Survey.

Manager shall annually prepare and provide Owner a market rent survey for the Property (the “Market Rent Survey”). This survey shall include the Property’s competitive position within the market and projections of market rental rates together with comparable rental rates for other facilities within the Property’s market. Each annual Market Rent Survey shall be prepared by Manager and submitted to Owner. Furthermore, Manager shall update the Market Rent Survey and submit such update to Owner in the event of a material change in the local office space market that affects market rental rates.

5.5	Other Reports.

Manager shall provide Owner annually on or before March 15th of each year with such other reports as Owner may reasonably request, including but not limited to:

(a) An occupancy report on the Property including the amount of space absorbed and projected lease turnover for the coming year.

(b) A capital improvement report which shall include a narrative on capital improvements, if any, made to the Property during the year and anticipated capital improvement needs for the coming year together with a cost projection for the same.

(c) A narrative summary on the status of the Property which shall provide detailed information on how the Property is operating in comparison to other facilities within the same market.

(d) A summary of all leasing activity during the prior year, including current rent roll, lease expirations, lease executions, new lease commencement dates, lease renewals, expansions, and for the upcoming calendar year, projected lease expirations, lease renewals and expansions and new lease execution and commencement dates.

(e) A marketing plan for leasing vacant space.

(f) A report of all anticipated leasing activities for the coming year, together with a schedule of all projected tenant improvement and leasing commission costs associated therewith.

(g) Yearly REIT checklist to be completed by manager to ensure that the income generated by the property adheres to REIT standards (if applicable).

In addition, Manager shall (i) on or before the fifteenth (15th) of March, June, September and January provide Owner for the quarters ending February 28th (or 29th, as applicable), May 31st, August 31st and December 31st, respectively, (A) quarterly balance sheet reconciliations and support for the months, respectively, and (b) quarterly schedule supporting the components of miscellaneous income on the general ledger including how its generated; and (ii) on or before the March 15th of each year, and as otherwise requested by Owner from time to time, deliver to Owner a completed Office Property Services Questionnaire in the form attached hereto as Exhibit G.

5.6	Accounting Principles.

All financial statements and reports required by Owner shall be prepared on an accrual basis in accordance with GAAP.

5.7	Books and Records.

Manager shall maintain adequate and complete books and records, papers, accounts, contracts, files, including complete and current files of all leases for the Property, all of which shall be the property of Owner and Owner shall have access to the same at all reasonable times. Accounting records shall be kept and maintained on Manager’s property management software. Throughout the term of this Agreement, Manager shall keep and maintain all of its books and records in such manner as will permit the preparation of certified audited financial statements in accordance with GAAP. Without limiting the foregoing, throughout the term of this Agreement Manager shall keep and maintain all of its books and records in such manner, and shall deliver to Owner such reports as requested by Owner, as will permit Owner to meet its reporting requirements under securities laws, including, without limitation, the Sarbanes-Oxley Act.

6.	OWNER’S RIGHT TO AUDIT

Upon reasonable notice and during normal business hours, Owner shall have access to Manager’s books and records relating to the Property and shall have the right to audit such books and records during the period of this Agreement and for a period of five (5) years after termination of this Agreement. Owner also reserves the right upon reasonable notice and during business hours to perform any and all additional audits relating to Manager’s activities either at the Property or at Manager’s office located at 1508 Elm Hill Pike, Suite 100, Nashville, Tennessee. If Owner’s employees or appointees discover either weaknesses in internal control or errors in record keeping, Manager shall correct such discrepancies either upon discovery or within a reasonable period of time. Manager shall inform Owner in writing of the action taken to correct such audit discrepancies. Any and all such audits conducted either by Owner’s employees or appointees shall be at the sole expense of Owner. However, if an audit reveals any errors in record keeping or any misappropriation of funds by Manager, its agents or employees or if the audit reveals that the net cash flow from the Property for the period audited exceeded the net cash flow reported by Manager in the Monthly Reports for such period by 3%, the cost of the audit shall be borne by Manager. Owner’s right to require Manager to pay the cost of audit under these circumstances shall be in addition to any other rights or remedies that Owner may have under this Agreement or in law or equity.

7.	COLLECTIONS AND DISBURSEMENTS

Manager, with Owner’s prior approval and direction as to the account(s) and financial institution, shall set up the Operating Account in Owner’s name, with Manager having signatory authority. Manager shall deposit all collections (including, but not limited to, Property rent) and receipts of any kind into the Operating Account in accordance with such procedures as Owner may establish via the MOB Policies. Manager shall pay directly from the Operating Account any and all expenditures in accordance with the approved Operating Budget, provided that Manager shall secure Owners approval for all expenditures in excess of $10,000.00 for any one item of operation, except for utilities and such specific monthly and recurring operation and maintenance items which are listed in the approved Operating Budget and for items which would be deemed an emergency and required for maintaining tenancy, but provided Manager will take diligence to contact Owner for approval in the event of an emergency. Manager shall be responsible for any expenses that were not authorized under this Agreement.

8.	COSTS PAID BY MANAGER

Manager shall incur and pay the following expenses subject to the conditions set forth herein, after obtaining any and all consents, approvals or authorizations of Owner required hereunder:

(a) Actual costs preapproved by Owner in writing to comply with or correct any violation of federal, state and municipal laws, ordinances, regulations and orders relative to the leasing, use, repair and maintenance of the Property, or relating to the rules, regulations or orders of the local board of fire underwriters or other similar body, provided such cost is not the result of Manager’s negligence;

(b) Actual cost of making all repairs, decorations and alterations provided such cost is not the result of Manager’s negligence;

(c) Costs incurred by Manager in connection with all service contracts and agreements permitted to be entered into by Manager pursuant to this Agreement or otherwise approved of by Owner in accordance with Section 3.8.13;

(d) Costs of collection of delinquent rentals collected through a collection agency which has been approved in writing in advance by Owner for specific delinquent rentals;

(e) Legal fees provided such attorneys have been approved and designated to handle the matter giving rise to such legal fees in accordance with Section 3.6.7 by Owner in writing, and the specific amount of such attorney’s fee has been approved by Owner in accordance with Section 3.6.7 in writing in advance of payment;

(f) Costs of utilities;

(g) Costs of stationary forms, ledgers, and other supplies and equipment used in Manager’s offices to the extent directly applicable to managing the Property in accordance with this Agreement;

(h) Cost of advertising brochures and other marketing materials approved by Owner, which approval may be withheld in Owner’s sole discretion;

(i) Reasonable cost of meals and travel expenses, to the extent approved by Owner, for Manager’s senior management personnel for attendance at quarterly meetings in accordance with Section 16.1.

(j) Cost of business licenses required for the legal operation of the Property;

(k) Gross salaries, payroll taxes, insurance, worker’s compensation, and other benefits with respect to the On-Site Employees and Off-Site Reimbursable Employees, but only to the extent the same are eligible to be charged to the Property pursuant to Section 3.11.3; and

(l) Any other Valid Property Expenses.

The items set forth in Section 8(i) will be disbursed in the form of reimbursement to Manager or one of its Affiliates for such costs paid by it or such Affiliate with respect to On-Site Employees or Off-Site Reimbursable Employees. Manager shall not make or be entitled to any reimbursement to itself without Owner’s prior written approval in each instance.

9.	COSTS THAT ARE NOT REIMBURSED

The following expenses or costs incurred by, or on behalf of Manager, in connection with the management, operation and leasing of the Property or in connection with the operation of Manager’s business shall be at the sole cost and expense of Manager and shall not be reimbursed by Owner unless otherwise approved in writing by Owner:

(a) Payroll taxes, insurance, worker’s compensation, and other employee benefits granted to any On-Site Employee or Off-Site Reimbursable Employee in excess of the amount set forth in the then current approved Operating Budget;

(b) Costs of gross salary and wages, payroll taxes, insurance, worker’s compensation, pension benefits, and other benefits of any of Manager’s employees or other personnel, other than On-Site Employees or Off-Site Reimbursable Employees to the extent specified in Section 3.11.17;

(c) General accounting and reporting services, to the extent these services are within the reasonable scope of Manager’s responsibility to Owner under this Agreement;

(d) Costs of all bonuses, incentive compensation, profit sharing, or any pay advances by Manager to Manager’s employees, except for such costs paid to or for the account of On-Site Employees or Off-Site Reimbursable Employees to the extent approved under the then current approved Operating Budget;

(e) Costs attributable to losses arising from criminal acts or from negligence or fraud on the part of Manager or Manager’s affiliates, agents, or employees;

(f) Costs for meals, travel expenses, and hotel accommodations for Manager’s off site office personnel who travel to and from the Property, except as provided above in Section 8(i);

(g) Cost of purchase or rental of computers, copiers, fax machines, telephones, office furnishings and other office equipment used at any office at the Property or any other office of Manager, unless approved by Owner under the current approved Operating Budget; and

(h) All other costs other than those which are expressly reimbursable pursuant hereto.

10.	DISBURSEMENTS TO OWNER; SEPARATE ACCOUNTING

Manager shall cause to be disbursed to Owner, within five (5) days of receipt by Manager, any income received or collected by Manager with respect to the Property.

11.	SALE OF PROPERTY/COOPERATION WITH BROKER

If a listing agreement is entered into with a broker other than Manager for the sale of the Property, Manager shall cooperate with such broker and Manager shall permit the broker to exhibit the Property during reasonable business hours provided the broker has notified Manager in advance.

12.	COOPERATION

Should any claims, demands, suits or other legal proceedings be made or instituted by any person against Owner or the title holder of the Property which arise out of any of the matters relating to this Agreement or the Property, Manager shall give Owner all pertinent information and reasonable assistance in the defense or other disposition thereof. This Section 12 shall survive any termination of this Agreement.

13.	MANAGEMENT FEE

As compensation for its services pursuant to this Agreement, Owner shall pay to Manager a management fee as set forth on Exhibit B, which fee shall be paid as provided in Exhibit B. Except for the fee(s) set forth on Exhibit B and the payments which Manager may make from the Operating Account pursuant to Section 8, Manager is not entitled to any other compensation or reimbursement for any other costs and expenses.

14.	DEFAULT, TERMINATION AND REMEDIES

14.1	Termination Without Cause Upon Sale of Property.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall terminate automatically and immediately upon the sale of the Property by Owner to any Person that is not an Affiliate of Owner.

14.2	Default.

Manager shall be in default of its duties and obligations under this Agreement upon the occurrence of any of the following events (an “event of default”): (a) the fraud, misrepresentation, or breach of trust by Manager; (b) Manager assigns its rights or delegates any of its obligations under this Agreement without the assignment or delegation being first approved by Owner; (c) Manager makes expenditures or incurs obligations not set forth in an annual approved Operating Budget or otherwise approved or permitted under this Agreement that are not reimbursed or otherwise cured by Manager within ten (10) days after receipt of written notice from Owner; or (d) Manager fails to keep, observe or perform any other agreement, term or provision hereof required to be kept, observed or performed by Manager or any decisions, directives or instructions of Owner, and such failure is not cured to the reasonable satisfaction of Owner within ten (10) days after the delivery of written notice thereof by Owner to Manager for monetary occurrences or within thirty (30) days after delivery of written notice thereof by Owner to Manager for non-monetary occurrences; provided, however, if the occurrence is non-monetary and is of a nature that cannot be cured within such thirty (30) day period, Manager may have such additional time as may be reasonably required to cure the occurrence if Manager promptly commences and thereafter diligently prosecutes such cure until completion; provided, further, in no event shall the foregoing cure period be greater than sixty (60) days.

14.3	Remedies.

Upon the occurrence of an event of default by Manager, Owner shall have the right to (i) terminate this Agreement in its entirety immediately upon the expiration of the cure period with respect to such event of default, and (ii) pursue any other remedies available to Owner at law or in equity. In the event Owner exercises its right to terminate this Agreement pursuant to clause (i) in the immediately preceding sentence, such termination shall be effective upon not less than ten (10) days’ prior written notice to Manager; provided, however, Owner may immediately terminate this Agreement upon the occurrence of an event of default described in clauses (a) and (b) of Section 14.2 by delivering written notice thereof to Manager.

14.4	Other Events of Termination.

This Agreement also may be terminated, at Owner’s election (but with respect to clause (B) as follows, upon thirty (30) days’ advance written notice), in the event of: (A) a “Bankruptcy” (as hereinafter defined) of Manager or (B) an event of default by Manager or an Affiliate of Manager shall occur under any Related Property Management Agreement which continues beyond any applicable notice and cure period specified therein. “Bankruptcy,” for the purposes of this Agreement, shall occur if Manager shall: (i) admit in writing its inability to pay its debts generally or its willingness to be adjudged a bankrupt; or (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act, file an answer admitting to, consenting to, or acquiescing in the relief sought by any such petition, or file an answer which fails to deny the material allegations of any such petition; or (iii) make an assignment for the benefit of creditors; or (iv) consent to or acquiesce in the appointment of a receiver or trustee of itself or of the whole or any substantial part of its property; or (v) be adjudicated a bankrupt or insolvent; or (vi) file a petition for reorganization or for the adoption of an arrangement under the Federal Bankruptcy Code, as amended, or any analogous statute of any foreign country, or an answer or admission seeking, consenting to, or acquiescing in the relief provided under the foregoing or admitting or failing to deny the material allegations of any such petition; or (vii) permit or acquiesce to the entry of an order appointing a receiver or trustee of Manager, or approving a petition filed against Manager for or affecting a reorganization or arrangement under the Federal Bankruptcy Code or any other applicable law or statute of the United States of America or any state or foreign country which order shall not be vacated or set aside or stayed within sixty (60) days from the date of its entry; or (viii) permit or acquiesce to the entry of an order for any other judicial modification or alteration of the rights of creditors or mortgagees, which order shall not be vacated or set aside or stayed within sixty (60) days from the date of its entry. Further, either party may terminate this Agreement for no cause upon sixty (60) days’ advance written notice to the other.

14.5	Effect of Termination.

Upon the effective date of any termination of this Agreement:

(a) Manager shall promptly surrender and deliver up to Owner any and all income relating to the Property and monies of Owner on hand or in any bank account, including all security deposits of tenants, if not previously delivered to Owner;

(b) Manager shall promptly deliver to Owner as received any monies received with respect to the Property after the effective date of termination;

(c) Manager shall promptly deliver to Owner all records, contracts, leases, receipts for deposits, unpaid bills, materials, supplies, keys, contracts, documents, plans, specifications, promotional materials, and all other accountings, papers, documents and records pertaining to this Agreement or the Property;

(d) Manager shall promptly assign to Owner all executed contracts relating to the operation and maintenance of the Property and Owner shall assume and provide Manager a release from any obligations relating to same to the extent the same arise from and after such assignment;

(e) Manager shall promptly deliver to Owner a final accounting, reflecting the balance of income and expenses on the Property as of the date of termination which shall be delivered within 30 days after such termination;

(f) Manager shall immediately cease the performance of all services required to be performed by Manager under this Agreement with respect to the Property vacate the Property;

(g) Manager shall use its best efforts to cooperate with Owner to accomplish an orderly transfer of the operation and management of the Property to the party designated by Owner;

(h) Manager agrees that the termination of this Agreement in accordance with the terms of this Agreement by Owner shall not create or give rise to any liability of or against Owner, except for post-termination obligations of Owner expressly set forth herein. Manager further waives all rights to institute any proceeding whatsoever against Owner based in any way on Owner’s termination of this Agreement in accordance with applicable terms of this Section 14. The prior two sentences shall not limit Manager’s right to collect monies to which it had become entitled prior to termination, less any sums owed by Manager to Owner as a result of any default or breach by Manager;

(i) No termination of this Agreement (either in whole or in part) by Owner in accordance with the terms of this Section 14 shall prejudice in any way Owner’s rights and remedies under this Agreement or applicable law or any of its rights to seek and recover damages and other relief on account of the default of Manager or relieve Manager of any of its obligations and liabilities that arose or accrued prior to the full or partial termination of this Agreement.

(j) No termination of this Agreement (either in whole or in part) by Manager in accordance with the terms of this Section 14 shall prejudice in any way Manager’s rights and remedies under this Agreement or applicable law or any of its rights to seek and recover damages and other relief on account of the default of Owner or relieve Owner of any of its obligations and liabilities that arose or accrued prior to the full or partial termination of this Agreement.

(k) The terms and provisions of this Section 14.5 shall survive the termination of this Agreement.

14.6	Force Majeure.

Any delays in the performance of any obligation of Manager or Owner under this Agreement (except the payment or satisfaction of any monetary obligation) shall be excused to the extent that such delays are caused by wars, national emergencies, natural disasters, strikes, labor disputes, utility failures, governmental regulations, riots, adverse weather, and other similar causes not within the control of Manager or Owner, as the case may be, and any time periods required for performance shall be extended accordingly.

15.	SUBSIDIARIES AND AFFILIATES

Manager agrees not to enter into any contract or lease of any kind whatsoever between Manager and any of Manager’s subsidiary corporations or other Affiliates without providing prior written notice to Owner disclosing fully the nature of the relationship between Manager and such Affiliates, and any such contract or lease shall be subject to the prior written approval of Owner which may be withheld in its sole discretion.

16.	AUTHORIZED REPRESENTATIVE

Manager shall designate a representative authorized to act on its behalf with respect to the matters described in this Agreement. The authorized representative shall examine documents submitted by Owner and shall promptly render decisions pertaining thereto to avoid unreasonable delay in the performance of Manager’s obligations hereunder. Owner will communicate with Manager through its authorized representative. Manager’s authorized representative initially shall be Kelly Manion or, in his/her absence, Jackie Green. Manager’s authorized representative may be changed from time to time upon prior written notice to Owner.

16.1	Quarterly Meetings.

Authorized representatives of Owner and Manager shall meet as requested by Owner, but at least once each calendar quarter to review matters relating to the Property and this Agreement, including, without limitation, budget variances, unanticipated increases in costs and expenses, performance standards, cost savings measures and performance.

17.	NOTICES

All notices, demands, consents, directives, instructions and reports provided for in this Agreement shall be in writing and shall be either (a) delivered in person, (b) sent by certified or registered mail, (c) delivered by a recognized delivery service, or (d) sent by facsimile transmission and addressed as follows:

Owner:

CHP Lincoln Plaza AZ MOB Owner, LLC

450 South Orange Avenue, Suite 1200

Orlando, Florida 32801

Attention: Tracey Bracco, Esquire

Attention: Kevin Maddron

Telephone No.: (407) 540-7595

Facsimile No.: (407) 540-2544

Manager:

John Phair, CEO

Holladay Property Services

227 S. Main Street, Suite 300

South Bend, Indiana 46601

Telephone No.: (574) 217-4510

Facsimile No.: (574) 284-3799

and:

Kelly Manion, Senior Vice President Operations

Holladay Property Services

1508 Elm Hill Pike, Suite 100

Nashville, Tennessee, 37210

Telephone No.: (615) 324-6935

Facsimile No.: (615) 324-6914

Either party may change its address for receiving notices by giving the other party notice of such change in accordance with the provisions of this Section. Such a notice of change may include a request that copies of future notices be sent to counsel for that party. A notice, request or other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, request or other communication is served by hand or is received by facsimile on a day which is not a business day, or after 5:00 p.m. on any business day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9 a.m. on the first business day thereafter. A notice, request or other communication shall be deemed to be duly received if sent by certified or registered mail on the date such notice, request or communication is received by the recipient as confirmed by the return receipt.

18.	ASSIGNMENT

Manager shall not assign this Agreement without the prior written consent of Owner, which Owner may withhold in its sole discretion. If any such consent is given, it must be in writing signed by Owner.

19.	INDEMNIFICATION

19.1	Indemnification of Owner.

Manager shall indemnify, defend (through counsel reasonably acceptable to Owner) and hold Owner, its Parents, subsidiaries and Affiliates, and its and their present and future directors, officers, agents, servants, and employees (collectively, the “Owner Indemnified Parties”) harmless for, from and against all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs sustained or incurred by or asserted against an Owner Indemnified Party by reason of or arising out of (i) the gross negligence of Manager, its agents or employees, (ii) dishonest acts and/or the willful misconduct of Manager’s employees or agents, and (iii) any claims brought against an Owner Indemnified Party by Manager’s employees or agents. Manager shall solely be liable for actual damages and shall not be liable to Owner for consequential or punitive damages.

19.2	Indemnification of Manager.

Owner shall indemnify, defend (through counsel reasonably acceptable to Manager) and hold Manager, its Parents, subsidiaries and Affiliates, and its and their present and future directors, officers, agents, servants and employees (collectively, the “Manager Indemnified Parties”) harmless for, from and against all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, sustained or incurred by or asserted against Manager by reason of or arising out of (i) any claim brought against a Manager Indemnified Party arising out of or relating to its performance of any and all services required herein, except as provided below; and (ii) the existence of any Hazardous Materials on, in, under or adjacent to the Property unless such Hazardous Materials were brought onto or introduced to or knowingly permitted to remain on the Property directly by Manager or its employees, agents or representatives. Notwithstanding the foregoing, Owner shall have no obligation to indemnify, defend or hold Manager harmless to the extent such claim, demand, cause of action, loss, damage, fine, penalty, liability, cost or expense is sustained or incurred by or asserted against Manager by reason of or arising out of (1) action or omission for which Manager is required to indemnify Owner pursuant to Section 19.1, or (2) acts by Manager that exceed the scope of Manager’s authority under this Agreement.

19.3	Survival of Obligations.

The obligations of Owner and Manager under this Section 19 shall survive the termination of this Agreement with respect to claims based on occurrences that actually or allegedly took place during the term of this Agreement.

20.	ATTORNEY’S FEES

If there is any legal or arbitration action or proceeding between the parties to enforce any provision of this Agreement or to protect or establish any right or remedy of any of the parties, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorney’s fees incurred by such prevailing party in such action or proceeding and in any appearance in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorney’s fees shall be determined by the court or arbitration panel handling the proceeding and shall be included in and as a part of such judgment.

21.	MISCELLANEOUS

21.1	Time.

Time is of the essence of this Agreement.

21.2	Invalidity.

The invalidity of any provision of this Agreement as determined by a court of competent jurisdiction, shall not affect the validity of any other provision hereof.

21.3	Waiver and Approvals.

No failure of either party to enforce any term hereof shall be deemed to be a waiver, and all waivers, approvals, consents, authorizations and instructions of Owner to become effective must be given in writing.

21.4	Agreement Binding/Choice of Law.

This Agreement shall bind the parties, their personal representatives, heirs, executors, administrators, successors and assigns. This Agreement shall be governed by the laws of the State in which the Property is located without regard to its choice of law provisions.

21.5	Authorization.

By executing this Agreement, both parties represent that they are authorized and have the power to enter into this Agreement.

21.6	Construction.

This Agreement shall be construed to effectuate the normal and reasonable expectations of a sophisticated owner and a sophisticated property manager and shall not be construed either for or against either party. Neither party shall take any action which would frustrate the other’s reasonable expectations concerning the benefits to be enjoyed hereunder.

21.7	Representations.

Manager represents and warrants that it is fully qualified and licensed, to the extent required by law, to manage real estate and perform all obligations assumed by Manager hereunder. Manager agrees to comply with all such laws now or hereafter in effect.

21.8	Complete Agreement/Amendment.

This Agreement and Exhibits A, B, C, D, and E, which are attached hereto and hereby made a part hereof of this Agreement, contain all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Agreement may be modified in writing only, signed by the parties in interest at the time of modification.

21.9	No License to Use Trademarks/Advertising.

(a) Manager acknowledges that it has no right to display or otherwise use the name or trademarks and service marks of Owner in Manager’s own promotions, advertising, press releases, or otherwise without first obtaining the prior written consent of Owner which Owner may withhold in its sole and absolute discretion. Manager and Owner agree that neither will acquire any right, title, or interest in or to the other party’s service marks and trademarks by virtue of this Agreement. To the extent that Owner agrees to permit Manager to use or display Owner’s service marks and trademarks, Manager shall discontinue all such use or display upon termination of this Agreement or withdrawal of Owner’s permission.

(b) Manager further agrees that any press releases, publicity statements or promotional materials regarding this Agreement, the Property or the appointment of Manager or which, in any way, mentions or refers to Owner, may not be issued by Manager without the prior written consent of Owner which Owner shall not unreasonably withhold.

21.10	Limitation on Pledging Owner’s Credit.

Manager shall not borrow any money or execute any promissory note, bill of exchange or other obligation, mortgage or Encumbrance (as hereinafter defined) in the name and on behalf of Owner to pledge the credit of Owner or any of its Affiliates, respectively, without the prior written consent of Owner except for purchases made in the ordinary course of business in the management of the Property within the scope of this Agreement. For purpose of this Section 21.10, approval of an Operating Budget shall not constitute consent.

21.11	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be original, but all of which shall constitute but one and the same instrument.

22.	CONFIDENTIALITY

All information obtained or developed by Manager pursuant to this Agreement which is not otherwise publicly available is confidential and shall be maintained in strictest confidence and shall not be disclosed to any person or entity other than Manager’s employees, attorneys and accountants (who shall in all cases be subject to and comply with the foregoing confidentiality agreement) without the prior written consent of Owner; provided, however, Manager may disclose confidential information if required by subpoena, court order or applicable law but only after giving Owner prior written notice of the intended disclosure and giving Owner a period of ten (10) days to determine whether such disclosure by Manager should be contested at Owner’s sole cost. Manager shall provide access to confidential information only on a “need-to-know” basis. Manager covenants and agrees to take all reasonable steps to ensure that Manager’s employees do not use any confidential information for personal gain.

23.	SUBORDINATION

Without the consent of Manager, Owner may, from time to time, directly or indirectly, create or otherwise cause to exist any ground lease, mortgage, trust deed, lien, encumbrance or title retention agreement (collectively, an “Encumbrance”) upon the Property or any part(s) or portion(s) thereof or interests therein. This Agreement and the rights of Manager hereunder are and at all times shall be subject and subordinate to any such Encumbrance which may now or hereafter affect the Property or any of them and to all renewals, modifications, consolidations, replacements and extensions thereof. This Section 23 shall be self-operative and no further instrument of subordination shall be required; provided, however, that in confirmation of such subordination, Manager shall execute promptly any certificate or document that Owner or any ground or underlying lessor, mortgagee or beneficiary (each, a “Lienholder”) may request for such purposes.

24.	CERTAIN DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth as follows:

“Affiliate” when used in relation to a specified Person, shall mean (i) all Parents of such Person, (ii) any other Person 50% or more of whose outstanding voting shares, partnership interests, membership interests or other equity ownership interests are owned by the specified Person, either directly or indirectly through one or more intermediaries, and (iii) any other Person, 50% or more of whose outstanding voting shares, partnership interests, membership interests or other equity ownership interests, are owned by a Parent of the specified Person, either directly or indirectly through one or more intermediaries.

“Environmental Liabilities” shall mean any liability, penalties, fines, forfeitures, demands, damages, losses, claims, causes of action, suits, judgments, and costs and expenses incidental thereto (including cost of defense, settlement, reasonable attorneys’ fees, reasonable consultant fees and reasonable expert fees), arising from or based on (i) environmental contamination or the threat of environmental contamination or (ii) noncompliance or violation of any federal, state or local law, regulation, rule or ordinance pertaining to Hazardous Materials, and shall include, but not be limited to, liability arising from:

(1)	any governmental action, order, directive, administrative proceeding, or ruling;

(2)	personal or bodily injuries (including death) or damages to any property (including loss of use) or natural resources; or

(3)	cleanup, remediation, investigation, monitoring or other response action.

“Hazardous Material” shall mean (a) any hazardous waste, any extremely hazardous waste, or any restricted hazardous waste, or words of similar import, as defined in the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); (b) any hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.); (c) any toxic substances as defined in the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.); (d) any pollutant as defined in the Clean Water Act (33 U.S.C. § 1251 et seq.); (e) gasoline, petroleum or other hydrocarbon products or by-products; (f) asbestos; (g) any material, substance or waste subject to regulation pursuant to any regulations implementing the National Environmental Policy Act, including, but not limited to, those regulations set forth in 47 C.F.R. § 1.1301-1.1319 (1986), as amended and supplemented from time to time and any similar replacement regulations; or (h) any other materials, substances, or wastes subject to environmental regulation under any applicable federal, state or local law, regulation, or ordinance now or hereafter in effect.

“MOB Policies” shall mean the Medical Office Building Policies and Procedures for Accounting, Capital Asset Management, and Operations adopted by Owner for the purpose of setting forth policies and procedures for the implementation and performance of Manager’s duties and obligations under this Agreement, as such policies and procedures may be modified, amended and supplemented by Owner from time to time by written notice thereof delivered to Manager via electronic mail or otherwise (and Manager will comply with such modifications, amendments and supplements a reasonable time after receipt of notice thereof). Manager acknowledges that it has received a current copy of the MOB Policies prior to the Commencement Date.

“Operating Account” shall mean a separate, segregated bank account established in Owner’s name at or at any one or more other banks approved by Owner and Manager. Owner and Manager shall specify the signatory or signatories of Manager required on all checks or other documents of withdrawal submitted by Manager on the Operating Account. Funds in the Operating Accounts shall not be commingled with any other funds controlled by Manager, unless approved by Owner and will be disbursed only in accordance with this Agreement and, from time to time, upon the specific instructions of Owner. Manager shall not withdraw any monies from the Operating Account to pay any item other than as set forth herein.

“Parent” when used in relation to a specified Person shall mean a Person who owns 50% or more of the outstanding voting shares, partnership interests, membership interests or other equity ownership interests of the specified Person, either directly or indirectly through one or more intermediaries.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Property Expenses” shall mean all Valid Property Expenses and all other expenses which Manager may pay from the Operating Account in accordance with Section 8.

“Property Income” shall mean all income and other amounts and sums derived from or payable with respect to the Property or the use, operation or occupancy thereof, including, by way of example, but not necessarily limited to: all rents or other charges for use and occupancy of space in the Property or for any services, equipment or furnishings provided in connection with such use or occupancy; real estate taxes, insurance and operating expense reimbursements; rental increases due to cost-of-living provisions; sums payable in consideration of the cancellation, surrender, or modification of any Space Lease; damages by reason of any default (including, without limitation, applications of security deposits upon such default); all other sums payable by occupants; the proceeds of rental interruption insurance; income derived from interest on bank accounts or otherwise; hazard or liability insurance or eminent domain proceeds; tax refunds; tax abatement awards; discounts and dividends on insurance policies; tenant improvement, remodeling and other like costs charged to tenants and income from vending machines and other coin operated devices located on the Property, but excluding income from radio frequency antenna devices located on the Property if managed under an agreement between Owner and any third party.

“Related Property Management Agreement” shall mean all other property management agreements by and between Owner or any Affiliate thereof and Manager or any Affiliate thereof.

“Valid Property Expenses” shall mean all expenses for the month in question incurred by or on behalf of Owner for all of the following, except to extent not reimbursable to Manager and the sole responsibility of Manager pursuant to Section 9: (i) costs incurred in the construction of tenant improvements (to the extent the obligation of Owner under the applicable Space Lease); (ii) promotional expenses (including brochures and advertising); (iii) operation, cleaning and maintenance of the Property for the month in question, determined on an accrual basis, including, but not limited to, the cost of all utilities supplied to the Property (to the extent the same are not separately charged or metered to tenants of the Property); (iv) repair of the Property; (v) insurance in such amounts and providing such coverage which shall include only commercial general liability insurance and workers’ compensation insurance; (vi) the cost of complying with rules, regulations, and orders of governmental authorities; (vii) all real and personal property taxes; and (viii) general or special assessments or improvement district assessments levied or assessed on the Property, whether by a school, hospital, municipality, or other governmental entity. All prepaid expenditures shall be prorated on a monthly basis.

[REMAINDER OF PAGE INTENTIONALLY BLANK – SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Agreement the date and year first above written.

OWNER:		MANAGER:

CHP LINCOLN PLAZA AZ MOB OWNER, LLC, a Delaware limited liability company		HOLLADAY PROPERTY SERVICES MIDWEST, INC., and Indiana corporation

By:	/s/ Tracey B. Bracco	By:	/s/ Kelly J. Manion
Name:	Tracey B. Bracco	Name:	Kelly J. Manion
Title:	Vice President	Title:	Senior Vice President

Date:	8/15/13	Date:	8/9/13

EXHIBIT A

DESCRIPTION OF PROPERTY

[Intentionally Omitted]

EXHIBIT B

MANAGER’S FEES

Three Percent (3.0%) of all receipts and disbursements or other expenses related to the Property

Five Percent (5%) of the amount of any construction contracts up to a total value of $250,000 or less for which Manager provides construction management services, and three percent (3%) of any construction contract amounts exceeding $250,000.

Three Percent (3%) leasing commission on all new leases, two percent (2%) leasing commission on all renewals of existing leases. Any co-brokerage shall be considered by Owner on a case-by-case basis.

[all of the foregoing shall be billed to Tenant as an Operating Expense of the Property]

EXHIBIT C

TENANT BUILDOUT SERVICES

[Intentionally Omitted]

EXHIBIT D

PROPERTY INFORMATION PACKAGE

[Intentionally Omitted]

EXHIBIT E

EMPLOYEES

[Intentionally Omitted]

EXHIBIT F

TRANSITION SERVICES

[Intentionally Omitted]

EXHIBIT G

OFFICE PROPERTY SERVICES QUESTIONNAIRE

[Intentionally Omitted]

EXHIBIT H

REQUIRED INSURANCE COVERAGE

[Intentionally Omitted]